Exhibit 99.1
Contact:

William R. Council III	C. Rodney O’Connor
President and Chief Executive Officer	Cameron Associates
(615) 771-7575	(212) 554-5470
ADVOCAT JOINS RUSSELL MICROCAP INDEX

BRENTWOOD, Tenn. — (July 8, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced that the company joined the Russell Microcap Index as part of the Russell Investment Group’s reconstitution of its family of U.S. indexes on June 27, 2008. Membership in the Russell Microcap Index, which remains in place for one year, results in automatic inclusion in the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. With more than $213 billion in assets under management, Russell serves individual, institutional and advisor clients in more than 40 countries.
Chief Executive Officer, William R. Council, III commented. “Advocat’s inclusion in this leading benchmark index is an important milestone for the company which we believe will increase our visibility in the investment community as we continue to execute on our business strategy.”
Advocat provides long-term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
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